TWO HARBORS INVESTMENT CORP.
Subsidiaries of Registrant
The following are significant subsidiaries of Two Harbors Investment Corp. as of March 31, 2012:

Name	State of Incorporation	% of Securities Owned

Capitol Acquisition Corp.	Delaware	100%

Two Harbors Operating Company LLC	Delaware	100%

TH Asset Holdings LLC	Delaware	100%

TH TRS Corp.	Delaware	100%

Two Harbors Property Investment LLC	Delaware	100%

Property Investment Trust 2012-A	Delaware	100%

THPI Acquisition Holdings LLC	Delaware	100%

Two Harbors Asset I, LLC	Delaware	100%